UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 17, 2011

CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

One Commerce Square, 2005 Market Street, Suite 2410, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On May 17, 2011, Checkpoint Systems, Inc. (the “Company”) issued a press release announcing that it has completed the acquisition of Shore to Shore, Inc., including the Adapt Group and related assets. Shore to Shore, headquartered in Centerville, Ohio, is a global retail apparel and footwear product identification business with production locations in 13 countries. The company designs, manufactures and sells a full line of merchandise identification products including hang tags, price tickets, printed paper tags, pressure sensitive products, woven labels, leather and leather-like labels, heat transfer labels and brand protection and EAS solutions/labels.

The initial purchase price for the all cash acquisition will be $62.95 million, less any debt, which is estimated to be $2.9 million. A contingent purchase price payment of up to $23.75 million may be made if certain financial results are realized for the calendar year ended December 31, 2010, pending post closing verification.

Checkpoint expects Shore to Shore revenues for 2011 to be in the range of $60 million to $65 million. The transaction, excluding transaction expenses, is expected to be accretive to earnings this year.

The press release is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 7.01.

Item 9.01  Financial Statements and Exhibits.

 (d)   Exhibits

Exhibit 99.1	Press Release dated May 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKPOINT SYSTEMS, INC.

Date: May 18, 2011	By:	/s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer